Exhibit 10.22

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this "First Amendment") is made and entered into as of this 28th day of September, 2012 (the "Effective Date"), by and between MIDDLEFIELD STATION ASSOCIATES, LLC, a Delaware limited liability company ("Landlord"), and OMNICELL, INC., a Delaware corporation ("Tenant").

RECITALS:

A.Landlord and Tenant entered into that certain Lease Agreement dated October 20, 2011 (the "Lease"), pursuant to which Landlord agreed to lease to Tenant certain premises (as more particularly described in the Lease) consisting of approximately ninety-nine thousand eight hundred eighty (99,880) rentable square feet and more commonly known as 590 Middlefield Road, Mountain View, California (the "Premises"). All capitalized terms used herein but not herein defined shall have the meaning ascribed to such terms in the Lease.

B.In lieu of executing the Commencement and Expiration Date Memorandum as required by Paragraph 3(c) of the Lease, Landlord and Tenant desire to enter into this First Amendment to specify the Commencement Date and the Expiration Date of the Lease, as well as to to otherwise amend the Lease on the terms and conditions set forth in this First Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby agree as follows:

I.    Incorporation of Recitals. The recitals expressed in A and B above are true and correct, incorporated herein and made a part of this First Amendment by this reference.

2.Term. Paragraph 3(a) of the Lease is hereby amended to provide that the Commencement Date is November 16, 2012, and the Expiration Date is October 15, 2022; provided that the Landlord Improvements are Substantially Complete (or would have been Substantially Complete but for any Tenant Delays) on or before November 16, 2012.
3.Rent.

(a)Paragraph 4(a) of the Lease is hereby amended such that the last two sentences of such paragraph are deleted.

(b)Beginning on the Commencement Date and continuing through the remainder of the Term, Tenant shall pay to Landlord all Rent, including Additional Rent and Base Rent, in accordance with Paragraph 4 of the Lease; provided, however, (A) the Base Rent payable by Tenant for the period from November 16, 2012 to November 30, 2012, shall be paid to Landlord on or before November 16, 2012, and (B) the Base Rent Schedule attached to the Lease as Exhibit B is deleted in its entirety and replaced with the following Base Rent Schedule:

Period	Monthly Rent*	Price/SF	Escalation (%)
11/16/12 – 11/30/12	$139,333	$2.79 NNN	Base
12/1/12 – 12/31/12	Abated	$2.79 NNN	Base
1/1/13 – 9/30/13	$278,665	$2.79 NNN	Base
10/1/13 – 9/30/14	$287,025	~$2.87 NNN	3%
10/1/14 – 9/30/15	$295,636	~$2.96 NNN	3%
10/1/15 – 9/30/16	$304,505	~$3.05 NNN	3%

10/1/16 – 9/30/17	$313,640	~$3.14 NNN	3%
10/1/17 – 9/30/18	$323,049	~$3.23 NNN	3%
10/1/18 – 9/30/19	$332,741	~$3.33 NNN	3%
10/1/19 – 9/30/20	$342,723	~$3.43 NNN	3%
10/1/20 – 9/30/21	$353,005	~$3.53 NNN	3%
10/1/21 – 9/30/22	$363,595	~$3.64 NNN	3%
10/1/22 – 10/15/22	$187,251	~$3.75 NNN	3%

*Prorated for Partial Months

(iii) As of the Effective Date, Tenant has made an advance payment to Landlord on account of (A) Base Rent in the amount of Two Hundred Seventy-Eight Thousand Six Hundred Sixty-Five Dollars ($278,665) (the "Prepaid Base Rent"); and (B) Additional Rent in the amount of Forty-Two Thousand Seven Hundred Twenty-Five and 40/100 Dollars ($42,725.40) (the "Prepaid Additional Rent"). Landlord shall apply the Prepaid Base Rent to the first full month of Base Rent due under the Lease (January 2013), and shall apply the Prepaid Additional Rent to Additional Rent due under the Lease from the Commencement Date to December 31, 2012. Notwithstanding the foregoing, Tenant shall remain responsible for the payment of all Base Rent and Additional Rent due under the Lease and Landlord's receipt of the Prepaid Base Rent and Prepaid Additional Rent shall not excuse Tenant from payment of any additional amounts owed by Tenant under the Lease from and after the Commencement Date.

(iv) Paragraph 4(c)(1) of the Lease is hereby amended to provide that, with respect to Computation Year 2013 only, on or before December 15, 2012, Landlord shall give to Tenant notice of Landlord's estimate of the total amounts that will be payable by Tenant to Landlord (as opposed to direct payments by Tenant to the applicable vendor and service provider) under Paragraph 4(b) of the Lease for Computation Year 2013. All other provisions of Paragraph 4(c)(l) of the Lease shall remain as provided therein.

4.Brokers. Landlord and Tenant each warrant to the other that it has had no dealing with any real estate broker or agent in connection with this First Amendment, and that Landlord and Tenant know of no real estate broker who is entitled to or can claim a commission in connection with this First Amendment. Each party agrees to indemnify, defend and hold harmless the other party from and against any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) with respect to any alleged leasing commission or equivalent compensation in connection with this Amendment as a result of the actions of the indemnifying party.

5.Miscellaneous.

(a)This First Amendment may be executed in one or more counterparts, each of which shall be an original, and all of which shall constitute one instrument. The parties contemplate that they may be executing counterparts of this First Amendment transmitted by facsimile or electronic mail in PDF format and agree and intend that a signature by facsimile machine or electronic mail in PDF format shall bind the party so signing with the same effect as though the signature were an original signature.

(b)Except as set forth in this First Amendment, the Lease shall remain unchanged, in full force and effect. If there is any inconsistency between the terms of this First Amendment and the terms of the Lease, the terms of this First Amendment shall control.

a.This First Amendment shall be governed by, construed, and enforced in accordance with the laws of the State of California.

b.Tenant hereby represents and warrants that each individual executing this First Amendment is duly authorized to execute and deliver the same in accordance with the provisions contained in Paragraph 44 of the Lease.

IN WITNESS WHEREOF, Landlord and Tenant have entered into this First Amendment as of the date first written above.

LANDLORD:

MIDDLEFIELD STATION ASSOCIATES, LLC,
a Delaware limited liability company

By: /s/ Bruce Burkard
Name: Bruce Burkard
Its: Authorized Signatory

TENANT:

OMNICELL, INC.,
a Delaware corporation

By: /s/ Rob Seim
Name: Rob Seim
Its: Chief Financial Officer